December 7, 2018

William Fehrman
President and Chief Executive Officer
BERKSHIRE HATHAWAY ENERGY CO
825 NE Multnomah, Suite 2000
Portland, Oregon 97232

       Re: BERKSHIRE HATHAWAY ENERGY CO
           Registration Statement on Form S-4
           Filed November 30, 2018
           File No. 333-228612

Dear Mr. Fehrman:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Scott M. Anderegg, Attorney, at 202-551-3342 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Consumer
Products